Exhibit 99.1

Moelis & Company Reports Fourth Quarter and Full Year 2019 Financial Results; Declares Special Dividend of $0.75 Per Share

and Increases Regular Quarterly Dividend to $0.51 Per Share

•	Fourth quarter revenues of $223.5 million, down 6% from a record fourth quarter of 2018; annual revenues of $746.5 million, down 16% from the prior year
•

GAAP net income of $0.38 per share (diluted) for the fourth quarter and $1.89 per share (diluted) for the full year of 2019; Adjusted net income of $0.38 per share (diluted) for the fourth quarter and $1.96 per share (diluted) for the full year of 2019

•	Continued to execute on organic growth strategy
―

Added 11 Managing Directors in 2019 through internal promotion and key hires; added sector capabilities in data science, fintech, specialty finance, oil & gas, and technology, media and telecommunications; strengthened expertise in M&A and Capital Markets Advisory and enhanced coverage of the Benelux and Nordic regions and the Middle East

―	Promoted five additional advisory professionals to Managing Director in early 2020
―	Strong pipeline of 2020 Managing Director hires
•	Strong cash flow generation and record amount of share repurchases
―	Ended 2019 with cash and short term investments of $341.8 million and no debt or goodwill
―	Returned approximately $225 million through share repurchases and dividends with respect to the 2019 performance year
―

Declared special dividend of $0.75 per share; increased regular quarterly dividend by 2% to $0.51 per share; seventh regular quarterly dividend increase and eighth special dividend declared in Firm history

―	Record levels of share repurchases in 2019

NEW YORK, February 5, 2020 – Moelis & Company (NYSE: MC) today reported financial results for the fourth quarter and fiscal year ended December 31, 2019.  The Firm’s fourth quarter revenues of $223.5 million decreased 6% over the prior year period.  The Firm reported fourth quarter 2019 GAAP net income of $27.2 million, or $0.38 per share (diluted).  On an Adjusted basis, the Firm reported net income of $26.4 million or $0.38 per share (diluted) for the fourth quarter of 2019, which compares with $52.0 million of net income or $0.77 per share (diluted) in the prior year period.

The Firm’s fiscal year 2019 revenues of $746.5 million represented a decrease of 16% over the prior year.  GAAP net income for the period was $135.7 million, or $1.89 per share (diluted), compared with $208.0 million or $2.78 per share in the prior year period.  On an Adjusted basis, the Firm reported net income of $134.2 million for fiscal year 2019 as compared with $202.3 million in the prior year.  On a per share basis, the Firm reported Adjusted net income of $1.96 per share (diluted) for fiscal year 2019, which compares to $3.00 per share (diluted) reported in the prior year period.

“We continued our momentum from the third quarter into the fourth quarter, resulting in a strong second half of revenues.  During 2019 we provided discreet and exceptional advice on some of the world’s most complex and largest transactions, and our restructuring franchise achieved record revenues, surpassing last year’s peak level of activity.  We achieved an increase in our average fees earned per completed transaction for the fourth consecutive year, as our global platform continues to mature,” said Ken Moelis, Chairman and Chief Executive Officer.

“During 2019, Moelis & Company added 11 managing directors through internal promotion and key external hires, enhancing our capabilities in important products, regions and sectors.  Our ability to attract, develop and retain best-in-class talent, has led to increased client dialogue versus the same time last year.  By continuing to invest in our talent, we are well positioned to execute on increased levels of activity.”

“As part of our ongoing commitment in creating shareholder value, we increased our regular dividend for the seventh time, and announced our eighth special dividend.  Coupled with record levels of share repurchases totaling 1.3 million shares, we will have returned approximately $225 million with respect to the 2019 performance year.  We remain committed to returning our excess capital to shareholders, while continuing to invest in our business.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 79% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax.  The remaining 21% is owned by other partners of Moelis & Company Group LP and is primarily subject to U.S. federal tax at the partner level (certain state and local and foreign income taxes are incurred at the company level).  The Adjusted results included herein apply certain adjustments from our GAAP results, including the assumption that 100% of the Firm’s fourth quarter and full year 2019 income was taxed at our corporate effective tax rate.  We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results.  A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	US. GAAP			Adjusted (non-GAAP)*
	Three Months Ended December 31,
($ in thousands except per share data)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Revenues	$223,528	$238,294	-6%	$223,528	$238,294	-6%
Income (loss) before income taxes	28,301	68,222	-59%	28,301	68,903	-59%
Provision for income taxes	1,151	12,217	-91%	1,896	16,911	-89%
Net income (loss)	27,150	56,005	-52%	26,405	51,992	-49%

Net income (loss) attributable to noncontrolling interests	5,699	16,789	-66%	-	-	N/M
Net income (loss) attributable to Moelis & Company	$21,451	$39,216	-45%	$26,405	$51,992	-49%
Diluted earnings per share	$0.38	$0.72	-47%	$0.38	$0.77	-51%

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	US. GAAP			Adjusted (non-GAAP)*
	Twelve Months Ended December 31,
($ in thousands except per share data)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Revenues	$746,534	$885,840	-16%	$746,534	$885,840	-16%
Income (loss) before income taxes	147,505	238,452	-38%	148,605	242,052	-39%
Provision (benefit) for income taxes	11,813	30,448	-61%	14,423	39,764	-64%
Net income (loss)	135,692	208,004	-35%	134,182	202,288	-34%

Net income (loss) attributable to noncontrolling interests	30,597	67,324	-55%	-	-	N/M
Net income (loss) attributable to Moelis & Company	$105,095	$140,680	-25%	$134,182	$202,288	-34%
Diluted earnings per share	$1.89	$2.78	-32%	$1.96	$3.00	-35%

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned revenues of $223.5 million in the fourth quarter of 2019, as compared with $238.3 million in the prior year period, which is the largest quarter of revenues on record.  This compares favorably with a 17% decrease in the number of global completed M&A transactions in the same period1.  The decrease in quarterly revenues was driven by a decrease in transaction completions, partially offset by a meaningful increase in average fees earned per completed transaction as compared with the prior year period.

[1]	Source: Thomson Financial as of January 3, 2020; includes all transactions greater than $100 million in value

For the year ended December 31, 2019, revenues were $746.5 million as compared with $885.8 million in 2018, or a decrease of 16%.  The decrease in full year revenues reflects fewer M&A transaction completions, partially offset by strength in our Restructuring activity over the prior year period.  We earned higher average fees per completed transaction across all transactions, including both M&A and Restructuring, as compared with the prior year period.

Our second half of the year ended December 31, 2019 revenues were $455.2 as compared with $446.0 in the second half of 2018, an increase of 2% and our strongest six month period of revenue in the Firm’s history.

We continued to execute on our strategy of organic growth through internal talent development.  In early 2020 we promoted five of our advisory professionals to Managing Director: Rohan Choudhary (EMEA/Restructuring and Recapitalization), Wouter Leemhuis (EMEA/Oilfield Services), Adam Steinberg (U.S./Restructuring and Recapitalization), Suraj Tolani (U.S./M&A) and Taryn Widén (U.S./FinTech).  We have a robust pipeline of Managing Director hires for 2020.

Expenses

The following tables set forth information relating to the Firm’s operating expenses.

	US. GAAP			Adjusted (non-GAAP)*
	Three Months Ended December 31,
($ in thousands)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Expenses:
Compensation and benefits	$172,096	$137,876	25%	$166,916	$136,963	22%
% of revenues	77.0%	57.9%		74.7%	57.5%
Non-compensation expenses	$34,680	$37,263	-7%	$34,680	$37,263	-7%
% of revenues	15.5%	15.6%		15.5%	15.6%
Total operating expenses	$206,776	$175,139	18%	$201,596	$174,226	16%
% of revenues	92.5%	73.5%		90.2%	73.1%
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	US. GAAP			Adjusted (non-GAAP)*
	Twelve Months Ended December 31,
($ in thousands)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Expenses:
Compensation and benefits	$488,439	$513,863	-5%	$470,254	$509,302	-8%
% of revenues	65.4%	58.0%		63.0%	57.5%
Non-compensation expenses	$143,552	$145,196	-1%	$143,552	$145,196	-1%
% of revenues	19.2%	16.4%		19.2%	16.4%
Total operating expenses	$631,991	$659,059	-4%	$613,806	$654,498	-6%
% of revenues	84.7%	74.4%		82.2%	73.9%
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $206.8 million for the fourth quarter and $632.0 million for the full year ended December 31, 2019.  On an Adjusted basis, operating expenses were $201.6 million for the fourth quarter of 2019 as compared with $174.2 million in the prior year period and $613.8 million for fiscal year 2019 as compared with $654.5 million in 2018.  The decrease in operating expenses for the full year is associated with decreased revenues, which drove a decline in compensation and benefits expenses.  Through continued expense discipline, we achieved lower non-compensation expenses for fiscal year 2019.

Compensation and benefits expenses on a GAAP basis were $172.1 million in the fourth quarter and $488.4 million in the fiscal year ended December 31, 2019, respectively.  Adjusted compensation and benefits expenses were $166.9 million and $470.3 million for the fourth quarter and fiscal year ended December 31, 2019, respectively.  This compares with $137.0 million and $509.3 million for the fourth quarter and fiscal year ended December 31, 2018, respectively.  The Adjusted compensation and benefits ratio for the current quarter was 74.7%, and for the fiscal year 2019 was 63.0%.

Non-compensation expenses on a GAAP and Adjusted basis were $34.7 million for the fourth quarter of 2019 as compared with $37.3 million in the same period of the prior year, and the non-compensation expense ratio decreased to 15.5% from 15.6%.  For the fiscal year of 2019, GAAP and Adjusted non-compensation expenses were $143.6 million as compared with $145.2 million in the prior year period, representing a decrease of 1%.

Other Income (Expenses)

	US. GAAP			Adjusted (non-GAAP)*
	Three Months Ended December 31,
($ in thousands)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Other income (expenses)	$11,549	$5,067	N/M	$6,369	$4,835	N/M
N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	US. GAAP			Adjusted (non-GAAP)*
	Twelve Months Ended December 31,
($ in thousands)	2019	2018	2019 vs. 2018 Variance	2019	2018	2019 vs. 2018 Variance

Other income (expenses)	$32,962	$11,671	N/M	$15,877	$10,710	N/M
N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Other income (expenses) on a GAAP basis was $11.5 million in the fourth quarter and $33.0 million for fiscal year 2019.  On an Adjusted basis, other income (expenses) was $6.4 million in the fourth quarter of 2019 as compared with $4.8 million in the prior year period.  In the fourth quarter of 2019, we recorded a GAAP gain of $8.1 million related to the November 2019 share sale of our investment in Moelis Australia.  Compensation expense associated with this gain was reclassified from compensation and benefits to other income (expenses) on an Adjusted basis.  As a result, the net gain associated with the share sale of our investment in Australia included in Adjusted other income (expenses) was $3.1 million.

For the year ended December 31, 2019, other income (expenses) on an Adjusted basis was $15.9 million as compared with $10.7 million for the prior year period.  Other income (expenses) on an Adjusted basis for the fiscal year 2019 includes the fourth quarter gain mentioned above, in addition to the $5.4 net gain related to the September 2019 share sale of our investment in Moelis Australia.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 79% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax.  Income on the remaining 21% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  For Adjusted purposes, we have assumed that 100% of the Firm’s fourth quarter and full year 2019 income was taxed at our corporate effective tax rate of 6.7% and 9.7% respectively, versus 24.5% and 16.4% in both prior year periods.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position, and as of December 31, 2019, we held cash and liquid investments of $341.8 million and had no debt or goodwill on our balance sheet.

On February 4, 2020, the Board of Directors of Moelis & Company declared a special dividend of $0.75 per share and increased the regular quarterly dividend to $0.51 per share.  The $1.26 per share will be paid on March 27, 2020 to common stockholders of record on February 18, 2020.

During the fiscal year ended December 31, 2019, we repurchased 1.3 million shares of our common stock for a total cost of $51.2 million.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Wednesday, February 5, 2020, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our fourth quarter and full year 2019 financial results.  Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Fourth Quarter 2019 Earnings Call.  Please dial in 15 minutes before the conference call begins.  The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends.  The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10138064.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters.  The Firm serves its clients from 20 geographic locations in North and South America, Europe, the Middle East, Asia and Australia.  For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance.  You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.  For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission.  The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by adjusting the accounting impact of certain items and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts

Investor Contact:	MediaContact:
Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Revenues	$223,528	$238,294	$746,534	$885,840

Expenses
Compensation and benefits	172,096	137,876	488,439	513,863
Occupancy	5,823	4,843	20,209	18,952
Professional fees	4,307	7,182	19,229	25,311
Communication, technology and information services	7,907	7,883	31,590	29,747
Travel and related expenses	9,797	10,468	41,496	42,264
Depreciation and amortization	1,236	1,335	4,965	4,625
Other expenses	5,610	5,552	26,063	24,297
Total Expenses	206,776	175,139	631,991	659,059

Operating income (loss)	16,752	63,155	114,543	226,781
Other income (expenses)	11,549	5,067	32,962	11,671
Income (loss) before income taxes	28,301	68,222	147,505	238,452
Provision (benefit) for income taxes	1,151	12,217	11,813	30,448
Net income (loss)	27,150	56,005	135,692	208,004

Net income (loss) attributable to noncontrolling interests	5,699	16,789	30,597	67,324
Net income (loss) attributable to Moelis & Company	$21,451	$39,216	$105,095	$140,680

Weighted-average shares of Class A common stock outstanding
Basic	51,648,050	47,629,634	50,373,874	43,216,358
Diluted	56,316,374	54,609,318	55,513,149	50,690,528
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.42	$0.82	$2.09	$3.26
Diluted	$0.38	$0.72	$1.89	$2.78

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended December 31, 2019
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$172,096	(5,180)	(a)(b)	$166,916
Other income (expenses)	11,549	(5,180)	(a)(b)	6,369

Income (loss) before income taxes	28,301	-		28,301
Provision for income taxes	1,151	745	(c)	1,896
Net income (loss)	27,150	(745)		26,405

Net income (loss) attributable to noncontrolling interests	5,699	(5,699)	(d)	-
Net income (loss) attributable to Moelis & Company	$21,451	$4,954		$26,405

Weighted-average shares of Class A common stock outstanding
Basic	51,648,050	12,958,022	(d)	64,606,072
Diluted	56,316,374	12,958,022	(d)	69,274,396
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.42			$0.41
Diluted	$0.38			$0.38

(a)	Reflects a reclassification of $0.2 million of other income to compensation and benefits expense associated with the forfeiture of fully vested awards and enforcement of non-compete provisions.

(b)

Reflects the reclassification of $5.0 million of compensation and benefits expense associated with the Firm's $8.1 million gain on its sale of 8.0 million shares of Moelis Australia. The net gain remaining within other income (expenses) associated with this sale is $3.1 million.

(c)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 6.7% for the period stated. Our tax provision includes an excess tax benefit related to the settlement of share-based awards of $4.9 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 24.1%.

(d)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Three Months Ended December 31, 2018
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$137,876	$(913)	(a)	$136,963
Other income (expenses)	5,067	(232)	(b)	4,835

Income (loss) before income taxes	68,222	681		68,903
Provision for income taxes	12,217	4,694	(b)(c)	16,911
Net income (loss)	56,005	(4,013)		51,992

Net income (loss) attributable to noncontrolling interests	16,789	(16,789)	(d)	-
Net income (loss) attributable to Moelis & Company	$39,216	$12,776		$51,992

Weighted-average shares of Class A common stock outstanding
Basic	47,629,634	13,053,465	(d)	60,683,099
Diluted	54,609,318	13,053,465	(d)	67,662,783
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.82			$0.86
Diluted	$0.72			$0.77

(a)

Expense associated with the amortization of Restricted Stock Units (“RSUs”) and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period.

(b)	Reflects the netting of $0.2 million of GAAP adjustments made to the amount pursuant to the Company's Tax Receivable Agreement against provision for income taxes.
(c)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 24.5% for the period stated, which includes tax benefits of $1.0 million primarily related to the settlement of share-based awards.  Excluding such benefits, our effective tax rate for the period presented would have been 26.1%.

(d)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Twelve Months Ended December 31, 2019
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$488,439	$(18,185)	(a)(b)(c)	$470,254
Other income (expenses)	32,962	(17,085)	(b)(c)	15,877

Income (loss) before income taxes	147,505	1,100		148,605
Provision (benefit) for income taxes	11,813	2,610	(d)	14,423
Net income (loss)	135,692	(1,510)		134,182

Net income (loss) attributable to noncontrolling interests	30,597	(30,597)	(e)	-
Net income (loss) attributable to Moelis & Company	$105,095	$29,087		$134,182

Weighted-average shares of Class A common stock outstanding
Basic	50,373,874	13,003,248	(e)	63,377,122
Diluted	55,513,149	13,003,248	(e)	68,516,397
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$2.09			$2.12
Diluted	$1.89			$1.96

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; as of April 2019 such awards have been fully expensed.

(b)	Reflects a reclassification of $4.8 million of other income to compensation and benefits expense associated with the forfeiture of fully vested awards and enforcement of non-compete provisions.
(c)

Reflects the reclassification of $12.3 million of compensation and benefits expense associated with the Firm's $20.7 million gain on its sale of 20.5 million shares of Moelis Australia. The net gain remaining within other income (expenses) associated with this sale is $8.4 million.

(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 9.7% for the period stated. Our tax provision includes an excess tax benefit related to the settlement of share-based awards of $22.7 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 25.0%.

(e)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Twelve Months Ended December 31, 2018
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$513,863	$(4,561)	(a)(b)	$509,302
Other income (expenses)	11,671	(961)	(b)(c)	10,710

Income (loss) before income taxes	238,452	3,600		242,052
Provision for income taxes	30,448	9,316	(c)(d)	39,764
Net income (loss)	208,004	(5,716)		202,288

Net income (loss) attributable to noncontrolling interests	67,324	(67,324)	(e)	-
Net income (loss) attributable to Moelis & Company	$140,680	$61,608		$202,288

Weighted-average shares of Class A common stock outstanding
Basic	43,216,358	16,649,446	(e)	59,865,804
Diluted	50,690,528	16,649,446	(e)	67,339,974
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$3.26			$3.38
Diluted	$2.78			$3.00

(a)

Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.  In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period.

(b)	Reflects a reclassification of $1.0 million of other income to compensation and benefits expense associated with enforcement of non-compete provisions.
(c)	Reflects the netting of $0.1 million of GAAP adjustments made to the amount pursuant to the Company's Tax Receivable Agreement against provision for income taxes.
(d)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate of 16.4% for the period stated, which includes tax benefits of $21.5 million primarily related to the settlement of share-based awards.  Excluding such benefits, our effective tax rate for the period presented would have been 25.3%.  Our corporate effective tax rate of 16.4% excludes any benefits or costs relating to the adjustment to the step-up in tax basis in Group LP assets in connection with the partnership unit exchanges and offerings.  Such adjustment was a net economic benefit of $1.0 million which is not included in the corporate effective tax rate for the period presented.

(e)   Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.